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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PeopleSoft, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PEOPLESOFT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 29, 2002

TO THE STOCKHOLDERS OF PEOPLESOFT, INC.:

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of PeopleSoft, Inc. (the "Company"), a Delaware corporation, will be held at 10:00 a.m., PDT, on Wednesday, May 29, 2002, at the Carr America Visitor's Center located at 4400 Rosewood Drive, Pleasanton, California 94588, for the following purposes:

  1.
  To elect four Class II directors to serve two-year terms.

  2.
  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on April 1, 2002, are entitled to notice of and to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your proxy as promptly as possible using one of the three options provided to our stockholders — by telephone, the internet or mail. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                      By Order of the Board of Directors,

                      Craig A. Conway, President and
                      Chief Executive Officer

Pleasanton, California
April 23, 2002

IMPORTANT: Whether or not you plan to attend the meeting, you are requested to promptly submit your vote.

MAPS TO
CARR AMERICA VISITOR'S CENTER IN PLEASANTON
AND LOCATION OF STOCKHOLDER MEETING ROOM

TO PLEASANTON

        From the San Francisco Airport—Take Rt. 101 South to Rt. 92 East over the San Mateo Toll Bridge. Take I-880 North to I-238 East and follow the signs to I-580 East toward Stockton.

        From the Oakland Airport—Take I-880 South to I-238 East and follow the signs to I-580 East toward Stockton.

        From the San Jose Airport—Take Rt. 101 South to I-880 North. After approximately 20 miles on I-880 North, follow the signs to I-238 East and follow the signs I-580 East toward Stockton.

        From Walnut Creek—Take I-680 South through San Ramon, then take I-580 East toward Stockton/Tracy.

TO CARR AMERICA VISITOR'S CENTER

        The Annual Meeting will be held in the Auditorium at the Carr America Visitor's Center at:

4400 Rosewood Drive
Pleasanton, California

        On I-580, approximately 1 mile east of the I-680 Interchange, take the Hacienda Exit turning right on Hacienda Drive. Turn left on Owens Drive. Turn left onto Rosewood Drive, take the second right and the Visitor's Center will be straight ahead. Free parking is available. Upon entering the Visitor's Center, the Auditorium will be straight ahead.

PEOPLESOFT, INC.

PROXY STATEMENT FOR THE
2002 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the Board of Directors of PeopleSoft, Inc. for use at the Annual Meeting of Stockholders to be held on Wednesday, May 29, 2002, at 10:00 a.m., PDT, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Carr America Visitor's Center located at 4400 Rosewood Drive, Pleasanton, California 94588. PeopleSoft's telephone number is (925) 694-3000. When proxies are properly submitted, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted as recommended by the Board of Directors as set forth herein. Upon such other business as may properly come before the meeting or any adjournment or postponement thereof, the shares will be voted at the discretion of the proxy holders.

        These proxy solicitation materials and the Annual Report on Form 10-K for the year ended December 31, 2001, which includes PeopleSoft's audited financial statements, were first mailed on or about April 23, 2002, to all stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

        Stockholders of record at the close of business on April 1, 2002 ("Record Date"), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 309,985,843 shares of PeopleSoft's Common Stock, $.01 par value, were issued and outstanding. No shares of PeopleSoft's Preferred Stock were outstanding.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of PeopleSoft at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of PeopleSoft at or before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to PeopleSoft, Inc., at 4460 Hacienda Drive, Pleasanton, California 94588, Attention: Secretary of PeopleSoft, or hand-delivered to the Secretary of PeopleSoft at or before the taking of the vote at the Annual Meeting.

Voting and Solicitation

        Each stockholder is entitled to one vote for each share of Common Stock owned on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Stockholders may submit their vote using one of the three options provided: (1) through the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. Please see your proxy card for further instructions on how to submit your vote.

        PeopleSoft has retained Georgeson Shareholder to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. PeopleSoft will pay Georgeson's solicitation fee of $6,500 plus reasonable out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held as of the Record Date by such custodians, nominees and fiduciaries. PeopleSoft will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, proxies may be solicited by directors, officers and employees of PeopleSoft in person or by telephone, telegram or other means of communication. No additional compensation will be paid for such services.

Quorum; Abstentions; Broker Non-Votes

        The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "ABSTAINED" on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

        PeopleSoft will treat abstentions as a vote withheld for the election of directors and in all other instances as a vote against a proposal. PeopleSoft will not count broker non-votes for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted; thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Stockholder Proposals for Next Annual Meeting

        PeopleSoft currently intends to hold its 2003 Annual Meeting of Stockholders in May 2003 and to mail Proxy Statements relating to such meeting in April 2003. The date by which stockholder proposals must be received by PeopleSoft so that they may be considered for inclusion in the Proxy Statement and form of proxy for its 2003 Annual Meeting of Stockholders is December 24, 2002. The date by which stockholder proposals must be received by PeopleSoft so that they may be presented at the 2003 Annual Meeting is March 9, 2003. Such stockholder proposals should be submitted to PeopleSoft, Inc. at 4460 Hacienda Drive, Pleasanton, California 94588, Attention: Secretary of PeopleSoft.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of April 1, 2002 (except as noted below) certain information with respect to the beneficial ownership of PeopleSoft's Common Stock by (i) each person known by PeopleSoft to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of PeopleSoft, (iii) each executive officer named in the Summary Compensation Table on page 9 of this Proxy Statement, and (iv) all directors and executive officers as a group. PeopleSoft knows of no agreements among its stockholders that relate to voting or investment power of its Common Stock. The mailing address for each individual officer or director is c/o PeopleSoft, Inc., 4460 Hacienda Drive, Pleasanton, California 94588.

	Shares of Common Stock Beneficially Owned(1)
Directors, Named Executive Officers and Five Percent Stockholders	Number	Percentage Ownership
Officers
Craig A. Conway(2)(3)	2,189,029	*
Guy E. Dubois(2)(3)	363,747	*
Jay B. Fulcher(4)	514	*
Ram Gupta(2)(3)	114,482	*
Kevin T. Parker(2)(3)	335,261	*
W. Philip Wilmington(2)(3)	325,210	*
Directors (Who are not also Named Executive Officers)
A. George "Skip" Battle(2)	93,066	*
Aneel Bhusri(2)	233,246	*
David A. Duffield(5)	31,611,583	10.198%
Frank J. Fanzilli, Jr.	0	*
Steven D. Goldby(2)	30,000	*
Cyril J. Yansouni(2)	65,000	*
All directors and executive officers as a group(6)	35,729,514	11.42%
5% Stockholders
Fidelity Management & Research(7) 82 Devonshire Street Boston, MA 02109-3614	27,421,295	8.846%

*
Less than 1%

(1)
Applicable percentage of ownership is based on 309,985,843 shares of Common Stock outstanding as of April 1, 2002, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares subject to options currently exercisable or exercisable within 60 days after April 1, 2002, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Includes the following number of shares issuable in exchange for options that are exercisable on or within 60 days after April 1, 2002: Mr. Conway: 1,436,458; Mr. Dubois: 313,747; Mr. Gupta: 64,482; Mr. Parker: 200,000; Mr. Wilmington: 247,233; Mr. Battle: 90,000; Mr. Bhusri: 207,200; Mr. Goldby: 30,000; and Mr. Yansouni: 65,000.

(3)
Includes the following number of shares held subject to PeopleSoft's right of repurchase pursuant to restricted stock awards: Mr. Conway: 625,000; Mr. Dubois: 50,000; Mr. Gupta: 50,000; Mr. Parker: 135,000; and Mr. Wilmington: 75,000.

(4)
Mr. Fulcher terminated his employment with PeopleSoft in August 2001.

(5)
Includes 31,513,653 shares held by trusts or accounts of which Mr. Duffield is trustee or director and 97,930 shares held by Mr. Duffield's wife.

(6)
Includes 2,957,869 shares subject to stock options held by directors and executive officers (14 persons) that are exercisable on or within 60 days after April 1, 2002, and 997,500 shares held subject to PeopleSoft's right of repurchase pursuant to restricted stock awards.

(7)
Shares beneficially owned are determined solely from information reported on an amended Schedule 13G dated February 14, 2002.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

        PeopleSoft's Board of Directors currently consists of seven members divided into three Class I and four Class II directors serving staggered two-year terms. Four Class II directors will be elected at the Annual Meeting for a term of two years. Three Class I directors (Messrs. Bhusri, Duffield and Goldby) were elected at last year's annual meeting for a term of two years.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the four nominees named below, all of whom are presently directors of PeopleSoft. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy unless such vacancy has been eliminated. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. PeopleSoft is not aware of any nominee who will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve a term of two years or until such director's successor has been duly elected and qualified.

Vote Required

        The four nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors as Class II Directors. An abstention will have the same effect as a vote withheld for the election of directors and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal. The names of the nominees and related information as of April 1, 2002, are set forth on the next page.

The Board of Directors recommends a vote FOR the nominees listed below.

Name of Nominee	Age	Position(s) With the Company	Director Since	Expiration of Term of Office
Nominees for Class II Director
A. George "Skip" Battle(1)(2)	58	Director	1995	2002
Craig A. Conway(3)	47	Director, President and Chief Executive Officer	1999	2002
Frank J. Fanzilli, Jr.(1)	45	Director	2001	2002
Cyril J. Yansouni(1)(2)	59	Director	1992	2002
Directors Whose Terms Continue (Class I Directors)
David A. Duffield(3)	61	Chairman of the Board of Directors	1987	2003
Aneel Bhusri(3)	36	Director	1999	2003
Steven D. Goldby(1)(2)	62	Director	2000	2003

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating Committee.

Nominees for Class II Director

        Mr. A. George "Skip" Battle became a director of PeopleSoft in December 1995. Mr. Battle is currently Chief Executive Officer and a member of the Board of Directors of Ask Jeeves, Inc. and a Senior Fellow at the Aspen Institute. From 1968 until his retirement in June 1995, Mr. Battle served in various roles of increasing responsibility with Andersen Consulting. At the time of his retirement, Mr. Battle was Managing Partner of Market Development and was serving as a member of Andersen Consulting's Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle holds a B.A. in economics with highest distinction from Dartmouth College and an M.B.A. from the Stanford Business School where he held McCarthy and University Fellowships. Mr. Battle is the Chairman of the Board of Directors of Fair Isaac Company and is a director of Barra, Inc. He is also a director of three mutual funds, Masters Select Equity, Masters Select Value and Masters Select International.

        Mr. Craig A. Conway joined PeopleSoft in May 1999 as President, Chief Operating Officer and Director, and was promoted to Chief Executive Officer in September 1999. From 1996 to 1999, Mr. Conway was President and Chief Executive Officer for OneTouch Systems, a leader in the field of interactive broadcast networks. From 1993 to 1996, Mr. Conway served as President and Chief Executive Officer for TGV Software, Inc., an early developer of IP network protocols and applications for corporate intranets and the Internet. Mr. Conway also spent eight years at Oracle Corporation in a variety of senior management roles, most recently as an Executive Vice President. Mr. Conway graduated from State University of New York with a B.S. in computer science and in mathematics.

        Mr. Frank J. Fanzilli, Jr., became a director of PeopleSoft in May 2001. Mr. Fanzilli currently serves as Managing Director and the Chief Information Officer of Credit Suisse First Boston. Mr. Fanzilli joined Credit Suisse First Boston in 1985 as an Analyst in the Information Services Department and has held a variety of positions within Information Technology, including Head of European Information Services and Head of Global Application Development. Prior to joining Credit Suisse First Boston, Mr. Fanzilli spent five years at IBM where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli received a B.S. in management, cum laude, from Fairfield University and an M.B.A. in finance, with distinction, from New York University. Mr. Fanzilli is a director of Corechange Inc.

        Mr. Cyril J.Yansouni has been a director of PeopleSoft since 1992. Mr. Yansouni is currently the Chairman of the Board of Directors of Read-Rite Corporation. From March 1991 to June 2000, Mr. Yansouni served as both Chairman of the Board of Directors and Chief Executive Officer of Read-Rite Corporation. Prior to joining Read-Rite Corporation, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, from 1988 to 1991, where he served in various senior management capacities, most recently as an Executive Vice President. From 1986 to 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems that was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni was employed by Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni received his B.S. degree in electrical and mechanical engineering from the University of Louvain, Belgium and his M.S. degree in electrical engineering from Stanford University. Mr. Yansouni serves as Chairman of the Board of Directors of Scion Photonics, Inc.

Directors Whose Terms Continue (Class I Directors)

        Mr. David A. Duffield is a founder of PeopleSoft and has served as Chairman of the Board since PeopleSoft's incorporation in 1987. He also served as Chief Executive Officer from August 1987 through September 1999 and President from August 1987 through May 1999. Prior to founding PeopleSoft, he was a founder and Chairman of the Board of Integral, a vendor of human resource and financial applications software, from 1972 through 1987. During a portion of that time, Mr. Duffield also served as Integral's Chief Executive Officer. Mr. Duffield was the co-founder of Information Associates (now a subsidiary of Systems and Computer Technology), where he was employed between 1968 and 1972. Prior to that Mr. Duffield worked at IBM, a computer systems manufacturer, as a marketing representative and systems engineer. He holds a B.S. in electrical engineering and an M.B.A. from Cornell University.

        Mr. Aneel Bhusri, a director since March 1999, is currently a General Partner with Greylock Management Corporation, an early stage venture capital firm. He joined PeopleSoft in 1993 serving in a variety of management positions, most recently Senior Vice President, Product Strategy, Marketing and Business Development from June 1998 to January 1999. Prior to joining PeopleSoft, Mr. Bhusri served as an associate at Norwest Venture Partners and spent several years in Morgan Stanley's corporate finance organization working with the firm's high-tech clients. He holds a B.S. in electrical engineering and economics from Brown University and an M.B.A. from Stanford University. In addition to PeopleSoft, Mr. Bhusri is a director of Marimba, Inc., Brience, Inc., PolyServe, Inc., HelloAsia, Inc., Camera World, Guru Worldwide, Inc. and Corio, Inc.

        Mr. Steven D. Goldby was appointed as a director of PeopleSoft in February 2000. Mr. Goldby currently serves as Chairman and Chief Executive Officer of Symyx Technologies, Inc., a leading company applying combinatorial methods to materials science. Prior to Symyx, he served for more than ten years as Chairman of the Board and Chief Executive Officer of MDL Information Systems, Inc. Before joining MDL, Mr. Goldby held various management positions, including Senior Vice President, at ALZA Corporation, from 1968 to 1973, and was President of Dynapol, a specialty chemical company, from 1973 to 1981. Mr. Goldby holds a B.S. degree in chemistry from the University of North Carolina and a J.D. degree from Georgetown University Law Center.

Board Meetings and Committees

        The Board of Directors of PeopleSoft held a total of four meetings during 2001. No director attended fewer than 75% of the total number of meetings held during 2001of the Board of Directors or Committees of the Board of Directors on which he served. The Board of Directors has an Audit Committee, Compensation Committee and Nominating Committee.

        The Audit Committee currently consists of Messrs. Battle, Fanzilli, Goldby and Yansouni (Chair). The Audit Committee held six meetings in 2001. The Audit Committee is primarily responsible for approving the services performed by PeopleSoft's independent public accountants and for reviewing PeopleSoft's accounting principles and its system of internal accounting controls. The Audit Committee is comprised solely of independent directors, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers, Inc.'s Rules, and operates under a written charter adopted by the Board of Directors as of May 30, 2000. The Compensation Committee currently consists of Messrs. Battle (Chair), Goldby and Yansouni. The Compensation Committee held three meetings in 2001. The Compensation Committee reviews and approves PeopleSoft's executive compensation policies and plans. The Nominating Committee was established in May 1997 and, throughout 2001, consisted of Messrs. Bhusri (Chair), Conway and Duffield. Beginning in 2002, the membership of the Nominating Committee changed and the current members are the nonemployee directors of PeopleSoft. The Nominating Committee was established to evaluate future board members and generally does not consider recommendations to the board from security holders. The Nominating Committee held one meeting in 2001.

Board Compensation

        Each non-employee director receives an annual retainer of $20,000 plus an additional $5,000 for committee membership. In 2001, Messrs. Battle, Goldby and Yansouni each earned $25,000 for their services as members of the Board of Directors. Mr. George J. Still, Jr., who served as a Director until May 21, 2001, and Mr. Fanzilli, who became a Director on May 21, 2001, earned $9,375 and $15,000, respectively, for their partial year of service.

        In lieu of director compensation, Mr. Bhusri was paid a total of $22,280 (in cash and other benefits) in exchange for serving as an employee of PeopleSoft working on specific projects. Also in lieu of director compensation, Mr. Duffield was paid a total of $13,565 (in cash and other benefits) in exchange for serving as an employee of PeopleSoft working on specific projects.

        The Board of Directors has the authority to determine stock compensation for non-employee directors. Currently, in addition to cash compensation, each non-employee director automatically receives a stock option grant of 15,000 shares of PeopleSoft's Common Stock on January 1 of each year. The options become fully vested at the end of one year. New directors receive an initial grant of 60,000 shares, which vest over a period of four years.

Certain Business Relationships and Transactions with Management

        Mr. Fanzilli is a Managing Director and the Chief Information Officer of Credit Suisse First Boston, an investment banking firm. From time to time, PeopleSoft retains the services of investment banking firms. Should PeopleSoft require the services of an investment banking firm in the future, Credit Suisse First Boston may be one of a number of investment banks considered by PeopleSoft. No investment banking services were rendered to PeopleSoft by Credit Suisse First Boston during 2001.

        On June 1, 2001, PeopleSoft acquired all of the intellectual property rights owned by SIS LLC, a software development company, for $3,500,000. SIS LLC funded the development of a suite of student information and administration system applications distributed exclusively by PeopleSoft. Mr. Duffield owned a 51.6% equity interest in SIS LLC and received a payment of $1,531,906 upon the close of the acquisition.

Compensation Committee Interlocks and Insider Participation

        Messrs. Battle, Goldby and Yansouni are not executive officers of any entities for which any executive officer of PeopleSoft serves as a director or a member of the compensation committee, or was or ever has been an officer or employee of PeopleSoft.

INDEPENDENT AUDITORS

        Arthur Andersen LLP has served as PeopleSoft's independent public accountant and principal accountant since 2000. During the fiscal year ended December 31, 2001, Arthur Andersen LLP, billed PeopleSoft the fees set forth below.

Audit Fees(1)	$737,000
Audit Related Fees(2)	$718,000
Financial Information Systems Design and Implementation Fees(3)	$0
All Other Fees(4)	$611,000

(1)
Includes the aggregate dollar amount of fees billed or expected to be billed for services principally related to the year-end examination and the quarterly reviews of PeopleSoft's financial statements, including the corresponding reviews of the 10-K and 10-Qs, attendance at audit committee meetings, consultation on matters that arise during a review or audit, and preparation of "management letters."

(2)
Includes the aggregate dollar amount of fees billed or expected to be billed for audit-related services, principally relating to statutory audits of PeopleSoft's foreign subsidiaries.

(3)
Includes the aggregate dollar amount of fees billed or expected to be billed for services performed as described by Rule 2-01(c)(4)(ii)—including designing or implementing a hardware or software system that aggregates source data underlying PeopleSoft's financial statements or generates information that is significant to the financial statements taken as a whole.

(4)
Includes the aggregate dollar amount for fees billed for all other services, principally for tax-related services and for consulting projects related to information system control assessments.

        The Audit Committee of the Board of Directors has considered whether non-audit services provided by Arthur Andersen LLP are compatible with maintaining Arthur Andersen's independence. The Audit Committee is satisfied the requirement that the independent public accountants maintain their independence from PeopleSoft and its management has been met.

        On June 21, 2000, PeopleSoft terminated its relationship with Ernst & Young LLP as the independent accountants of PeopleSoft. The reports of Ernst & Young LLP on PeopleSoft's financial statements for the two fiscal years prior to Ernst & Young's termination did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Audit Committee of PeopleSoft.

        During the two fiscal years ending December 31, 1999 and through June 21, 2000, there were no disagreements between PeopleSoft and Ernst & Young LLP as to any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in their reports on the financial statements for such periods within the meaning of Item 304(a)(1)(iv) or Regulation S-K. During the two most recent fiscal years, ending December 31, 1999 and through June 21, 2000, no reportable events occurred (as defined in Item 304(a)(1)(iv) of Regulation S-K). Ernst and Young LLP has furnished PeopleSoft with a letter addressed to the Securities and Exchange

Commission stating that it agrees with the above statements. A copy of this letter was included as Exhibit 16 to PeopleSoft's Report on Form 8-K filed on June 27, 2000.

        PeopleSoft engaged Arthur Andersen LLP as its new independent accountants as of June 21, 2000. PeopleSoft did not consult with Arthur Andersen LLP prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Registrant's financial statements or any matter that was either the subject of a disagreement or a reportable event within the meaning of Item 304(a)(1) or Regulation S-K.

        It is anticipated that a representative from Arthur Andersen LLP will be present at the Meeting. Arthur Andersen LLP will have the opportunity to make a statement regarding the 2001 audit if they desire to do so and will be available to respond to appropriate questions.

        In light of current uncertainties regarding Arthur Andersen LLP, the Board of Directors is evaluating Arthur Andersen LLP's situation and a number of available options and has not yet made a final determination as to which independent certified public accountants will be selected to audit PeopleSoft's books, records and accounts for the year ending December 31, 2002. As a result, stockholders are not being asked to take any action with respect to the selection of independent accountants for 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the annual and long-term compensation earned in each of the last three years by PeopleSoft's Chief Executive Officer and each of the other four most highly compensated executive officers plus one executive officer of PeopleSoft whose total annual salary and bonus would have placed such officer within the four most highly compensated executive officers of PeopleSoft but for the fact that such executive officer terminated his employment in August 2001 (the "Named Executive Officers"):

		Annual Compensation			Long-Term Compensation Award(s)
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation	Restricted Stock Award(s)($)		Securities Underlying Options(#)
Craig A. Conway President and Chief Executive Officer/Director	2001 2000 1999	$1,000,000 750,720 345,238	$2,325,000 2,250,000 —	— — —	$	— — 6,338,750	1,000,000 500,000 2,750,000
Guy E. Dubois(2) Executive Vice President, International	2001 2000 1999	280,571 241,775 59,761	904,580 1,124,988(3) 109,806	$152,856(4) 39,189(4) 21,744(4)		— — —	60,000 550,000 190,574
Jay B. Fulcher(5) Executive Vice President, Global Services	2001 2000 1999	215,736 350,720 205,000	867,500 557,500 167,779	3,286(6) 3,790 12,442(6)		— — —	30,000 125,000 325,000
Ram Gupta(7) Executive Vice President, Products & Technology	2001 2000 1999	325,000 125,000 —	1,483,126 159,600 —	— — —		— — —	— 525,273 —
Kevin T. Parker(8) Executive Vice President, Finance and Administration, Chief Financial Officer	2001 2000 1999	330,492 66,089 —	475,626 170,000 —	— — —		1,795,000 — —	130,000 450,000 —
W. Philip Wilmington Executive Vice President, Americas	2001 2000 1999	350,000 300,000 202,083	1,057,000 624,000 116,750	24,821(9) 62,388(9) 61,440(9)		448,750 — —	130,000 205,000 325,000

(1)
Payments of bonuses are made pursuant to PeopleSoft's Executive Bonus Plan and Executive Retention Bonus Plan.

(2)
Mr. Dubois joined The Vantive Corporation in 1999 and has served as PeopleSoft's Executive Vice President, International since PeopleSoft acquired Vantive in 1999.

(3)
Includes a one-time $735,000 hiring bonus, which Mr. Dubois received upon joining PeopleSoft in 2000.

(4)
In 1999 Mr. Dubois received a sales commission of $8,004 and a housing allowance of $13,740. In 2000, Mr. Dubois received a sales commission of $39,189 and in 2001 he received auto reimbursement, travel compensation and a sales excellence award for $4,095, $147,804 and $957, respectively.

(5)
Mr. Fulcher terminated his employment with PeopleSoft in August 2001.

(6)
In 1999, Mr. Fulcher received sales commissions of $11,722 and in 2001 he received a sales executive award and a taxable reimbursement for $2,775 and $56, respectively.

(7)
Mr. Gupta joined PeopleSoft in August 2000.

(8)
Mr. Parker joined PeopleSoft in October 2000.

(9)
In 1999, 2000 and 2001, Mr. Wilmington received sales commissions of $60,720, $60,000 and $15,000 respectively. In addition, Mr. Wilmington received a $1,541 sales excellence award in 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

        The following table sets forth, for each of the Named Executive Officers, certain information concerning the exercise of stock options during 2001, including the year-end value of unexercised options:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)
				Value of Unexercised In-the-Money Options at Fiscal Year-End(1)($)
Name	Shares Acquired on Exercise(#)	Value Realized(1)($)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Craig A. Conway	500,000	$11,774,375	1,077,082/1,947,918	$27,799,236/$46,722,951
Guy E. Dubois	220,574	4,629,364	256,015/273,985	4,541,176/4,297,949
Jay B. Fulcher(2)	151,429	3,886,118	—	—
Ram Gupta	195,000	4,573,600	1,925/328,348	41,388/7,059,482
Kevin T. Parker	0	0	174,375/405,625	1,691,570/5,109,680
W. Philip Wilmington	39,000	812,432	161,859/349,500	3,116,051/5,796,463

(1)
Calculated by determining the difference between the closing price of PeopleSoft's Common Stock as reported on the Nasdaq National Market on the trading day prior to the date of exercise or on December 31, 2001 ($40.20), and the exercise price of such options.

(2)
Mr. Fulcher terminated his employment with PeopleSoft in August 2001.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options made during the year ended December 31, 2001, to each of the Named Executive Officers:

	Individual Grants
					Potential Realization Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(#)	% of Total Options Granted To Employees in Fiscal Year(1)
Name			Exercise Price ($/share)	Expiration Date
					5%($)	10%($)
Craig A. Conway	1,000,000(3)	5.900	$20.9375	3/20/11	$13,167,481	$33,368,983
Guy E. Dubois	12,000(3) 1,246(4) 46,754(3)	0.070 0.007 0.280	20.9375 20.9375 20.9375	3/20/11 3/20/11 3/20/11	158,010 16,407 615,632	400,428 41,578 1,560,133
Jay B. Fulcher	30,000(3)(6)	0.180	20.9375	11/7/01	395,024	1,001,069
Ram Gupta	0	0.000	0	—	0	0
Kevin T. Parker	30,000(3) 100,000(5)	0.178 0.590	20.9375 17.96	3/20/11 9/26/11	395,024 1,129,495	1,001,069 2,862,361
W. Philip Wilmington	80,000(3) 50,000(5)	0.470 0.300	20.9375 17.96	3/20/11 9/26/11	1,053,399 564,747	2,669,519 1,431,181

(1)
An aggregate of 16,939,338 options to purchase shares of PeopleSoft's Common Stock were granted to employees in 2001.

(2)
These columns show the hypothetical gains or "option spreads" of the options granted based on assumed annual compound stock price appreciation rates of 5% and 10% over the full ten-year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent PeopleSoft's estimated or projected future prices of PeopleSoft's Common Stock.

(3)
These shares vest 1/16 per quarter over four years, commencing January 2, 2001.

(4)
These shares vest 1/4 on January 1, 2002, then 1/16 per quarter over the next three years.

(5)
These shares vest 1/16 per quarter over four years, commencing October 31, 2001.

(6)
Includes 26,250 options cancelled upon Mr. Fulcher's departure from PeopleSoft in August 2001.

REPORT OF THE COMPENSATION COMMITTEE

        The following is the Report of the Compensation Committee of PeopleSoft, describing the compensation policies and rationale applicable to PeopleSoft's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2001. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that PeopleSoft specifically incorporates it by reference into such filing.

        The Compensation Committee of the Board of Directors of PeopleSoft is charged with the responsibility of reviewing all aspects of PeopleSoft's executive compensation programs and administering

PeopleSoft's stock plans. In 2001, the members of the Compensation Committee were Messrs. Battle, Goldby and Yansouni, all of whom are non-employee directors of PeopleSoft. Mr. George J. Still, Jr., served as a non-voting member of the Compensation Committee through May 21, 2001. Mr. Still chose not to be nominated for re-election to PeopleSoft's Board of Directors upon the expiration of his term of office in 2001.

        PeopleSoft's executive compensation programs are designed to attract and retain executives who will contribute to PeopleSoft's long-term success, to reward executives for achieving PeopleSoft's financial goals, and to link executive compensation and stockholder interests through equity-based plans. Due to the importance of executive compensation in attracting and retaining the most qualified executive officers, the Compensation Committee and management engaged outside compensation consultants to survey the compensation practices in companies with which PeopleSoft competes and which are in its industry (both larger and smaller) to ensure that PeopleSoft's compensation approach is competitive. As a result of the survey, the Compensation Committee approved increases to executive officer base salaries so they were competitive with comparable positions within these peer companies, along with the issuance of stock options.

        The executive compensation programs consist of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and restricted stock awards, and various benefits, including health and welfare plans generally available to all full-time employees of PeopleSoft. In addition, PeopleSoft's executives are eligible to participate in a non-qualified deferred compensation plan whereby participants may elect to defer part or all of their base and incentive cash compensation, which in turn is invested in insurance contracts that contain a broad range of investment alternatives. Under the non-qualified plan, PeopleSoft provides matching contributions, subject to a maximum amount of $10,000 in 2001 (the same amount as provided under the 401(k) Plan), based on a participant's years of service and actual contributions. Matching contributions vest ratably after two through five years of service, and any unvested matching contributions are forfeited upon termination of employment. Although the executives are eligible to participate under PeopleSoft's qualified 401(k) Plan, they generally are not eligible for a matching Company contribution under that plan.

        Compensation is reviewed and adjusted annually based principally on an evaluation of individual contributions to corporate goals, comparable market salary data, growth in PeopleSoft's size and complexity, internal compensation equity considerations, increases or decreases in an executive's span of responsibilities, and PeopleSoft's performance.

        To reinforce the attainment of Company goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. Annual incentive stock option grants and awards for executive officers is determined on the basis of PeopleSoft's and the executive's achievement of financial and other performance targets and a measure of customer satisfaction. The maximum target incentive compensation for each executive officer is determined based on targets for comparable positions at peer companies with which PeopleSoft competes.

        Grants of stock options may be awarded to individual executives based on their actual and potential contributions to the achievement of PeopleSoft's long-term goals. The magnitude of such grants was based on merit and an evaluation of market survey data on executive stock option granting practices.

        Compensation for PeopleSoft's CEO is determined through a process similar to that discussed above for PeopleSoft's executive officers. Mr. Conway's base salary for 2001 was increased from $750,000 to $1,000,000 and he was awarded a bonus of $2,325,000 made pursuant to PeopleSoft's Executive Bonus Plan. During 2001, PeopleSoft met all of its corporate objectives; and, the Committee concluded that Mr. Conway's contribution was a very significant factor in accomplishing these objectives. Under PeopleSoft's executive compensation program, the total compensation mix for senior executives emphasizes longer-term rewards in the form of stock options. In 2001, Mr. Conway was granted options to purchase 1,000,000 shares of PeopleSoft's Common Stock at an exercise price of $20.94 per share. One sixteenth of these options vest per quarter over a four year period, which commenced January 2, 2001. With respect to these grants, the Compensation Committee took into account market data for comparable software companies and the stock option positions of the chief executive officers in connection with their employment services. These grants are meant to maintain the competitive position of Mr. Conway's compensation.

        Current U.S. tax law has a $1,000,000 annual tax deduction limit on compensation a company pays to its chief executive officer and to each of its four other most highly compensated executive officers. For purposes of the deduction limit, compensation can include: cash compensation; the difference between the exercise price of stock options granted at less than 100% of fair market value on the date of grant and the value of the underlying stock on the date of exercise; and the difference between the purchase price of a restricted stock award and the value of the underlying stock on the vesting date. PeopleSoft may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other "performance based" criteria which must be approved by the stockholders (as defined under the Internal Revenue Code and related regulations). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Company expects that in 2001 the application of the $1,000,000 limit will limit the tax deductibility of certain executive compensation.

Compensation Committee
A. George "Skip" Battle Steven D. Goldby Cyril J. Yansouni

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee reviews PeopleSoft's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. PeopleSoft's independent public accountants are responsible for expressing an opinion on the conformity of PeopleSoft's audited financial statements to generally accepted accounting principles. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent public accountants on the basis of the information it receives, discussions with management and the independent public accountants and the experience of the Audit Committee's members in business, financial and accounting matters. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent public accountant, nor can the Audit Committee certify that the independent public accountant is "independent" under applicable rules.

        The Audit Committee has reviewed and discussed with management and the independent public accountants the audited financial statements. The independent public accountants represented that its presentations to the Audit Committee included the matters required to be discussed by the independent public accountants in accordance with Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from and reviewed with the independent public accountants the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees, as amended) and is satisfied the requirement that the independent public accountants maintain their independence from PeopleSoft and its management has been met. As part of this review, the Audit Committee considered whether the provision of non-audit services by the independent public accountants to PeopleSoft is compatible with the auditor's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that PeopleSoft's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, which is filed with the Securities and Exchange Commission.

Audit Committee
A. George "Skip" Battle Frank J. Fanzilli, Jr. Steven D. Goldby Cyril J. Yansouni

EMPLOYMENT AGREEMENTS

        PeopleSoft has employment agreements with two of its executive officers, Messrs. Conway and Dubois.

        Mr. Conway and PeopleSoft entered into an employment agreement in May 1999. The agreement provides for an annual base salary starting at $500,000 subject to annual review. In addition, the agreement provides that Mr. Conway's bonuses will be determined by the Compensation Committee of the Board of Directors based on performance criteria established by the Compensation Committee.

        Pursuant to the employment agreement, in May 1999 the Compensation Committee granted Mr. Conway options to acquire 2,000,000 shares of Company common stock at an exercise price of $12.6875 per share with monthly vesting over a four year period, conditioned on Mr. Conway's continued employment or consulting relationship with PeopleSoft. The stock options may be exercised before they are vested if Mr. Conway signs an interest bearing promissory note and a restricted stock purchase agreement with PeopleSoft. Also pursuant to the employment agreement, Mr. Conway purchased 500,000 shares of PeopleSoft's Common Stock at $0.01 per share. Such restricted stock is subject to repurchase by PeopleSoft at its original purchase price on an annual vesting schedule over four years, conditioned on Mr. Conway's continued employment or consulting relationship and pursuant to a restricted stock purchase agreement.

        Mr. Conway is entitled to severance pay and accelerated vesting of stock options and restricted stock awards, initially granted or awarded pursuant to the employment agreement, under certain circumstances. If Mr. Conway is involuntarily terminated other than for cause, or if Mr. Conway voluntarily terminates his employment with PeopleSoft for good reason, the vesting of his stock options and restricted stock will be accelerated to the same extent as such stock would have vested had Mr. Conway remained employed by PeopleSoft for an additional twelve months. Further, Mr. Conway would be entitled to severance equal to one year's base salary plus target bonus. In the event of a change-in-control, Mr. Conway's unvested stock options and restricted stock would become fully vested and exercisable.

        PeopleSoft has an employment agreement with Mr. Guy Dubois, PeopleSoft's Executive Vice President, International. The agreement was originally entered into in 1999 when Mr. Dubois was hired by The Vantive Corporation (acquired by PeopleSoft in December 1999). The agreement, as amended in January 2001, provides for a base salary of $215,385, and a bonus target of $246,154. In addition, the agreement includes a provision for an expatriation allowance, a car allowance, a residential relocation allowance and an educational allowance. Mr. Dubois is entitled to severance pay and accelerated stock option vesting under certain circumstances. Either Mr. Dubois or PeopleSoft may terminate the agreement at any time.

        Mr. Dubois also received stock options under the agreement of 200,000 shares of Vantive common stock at an exercise price of $11.5625 per share which has been converted into PeopleSoft's stock, pursuant to the merger agreement between PeopleSoft and The Vantive Corporation, which options were subject to vesting at varying rates over a four year period. The agreement allowed vesting of Mr. Dubois's stock options received from Vantive to be accelerated upon the merger of Vantive with PeopleSoft.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission (the "SEC") thereunder require PeopleSoft's executive officers and directors, and persons who own more than 10% of a registered class of PeopleSoft's equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by PeopleSoft, or on written representations from certain reporting persons that no other reports were required for such persons, PeopleSoft believes that, during or with respect to the period from January 1, 2001 to December 31, 2001, all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with, except that (i) Frank J. Fanzilli, Jr. filed his Form 3 late; and (ii) Ram Gupta filed an Amended Form 3 to correct his initial derivative security holdings.

COMPANY PERFORMANCE

        The following graph compares the cumulative total return on a percentage basis to stockholders on PeopleSoft's Common Stock from December 31, 1996 through December 31, 2001 to the cumulative total return of (i) the S&P 500 Index (ii) the Nasdaq Computer and Data Processing Services Group Index ("Nasdaq—Software"), and (ii) the Nasdaq National Market (U.S. Companies) Index ("Nasdaq—Total"), assuming the investment of $100 in PeopleSoft's Common Stock and in each of the other indices, and reinvestment of all dividends. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that PeopleSoft specifically incorporates it by reference into such filing.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PEOPLESOFT, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE S&P 500 INDEX AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

OTHER MATTERS

        PeopleSoft knows of no other matters to be addressed at the Annual Meeting. If any other matters are properly addressed at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented in the manner as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

By:	Craig A. Conway, President and Chief Executive Officer

Dated: April 23, 2002

DETACH HERE

PROXY

PEOPLESOFT, INC.

2002 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of PeopleSoft, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 2002, and hereby appoints Kevin T. Parker and Anne S. Jordan, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of PeopleSoft, Inc. to be held on May 29, 2002 at 10: 00 a. m. PDT, at the Carr America Visitor's Center at 4400 Rosewood Drive, Pleasanton, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees for directors, and as said proxies deem advisable on such matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

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DETACH HERE

/x/	Please mark votes as in this example.
1.	To elect four (4) Class II directors to serve two-year terms.		2.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.	FOR / /	AGAINST / /	ABSTAIN / /
	Class II Nominees: (01) A. George "Skip" Battle, (02) Craig A. Conway, (03) Frank J. Fanzilli, Jr., and (04) Cyril J. Yansouni.
	FOR ALL NOMINEES	/ / / /	WITHHELD FROM ALL NOMINEES

/ /	For all nominees except as noted above

				TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.

Signature:	Date:	Signature:	Date:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 29, 2002
MAPS TO CARR AMERICA VISITOR'S CENTER IN PLEASANTON AND LOCATION OF STOCKHOLDER MEETING ROOM
PROXY STATEMENT FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
The Board of Directors recommends a vote FOR the nominees listed below.
INDEPENDENT AUDITORS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
EMPLOYMENT AGREEMENTS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
COMPANY PERFORMANCE
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG PEOPLESOFT, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX, THE S&P 500 INDEX AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX
OTHER MATTERS